Exhibit 99.3

VICTORIA INDUSTRIES, INC.
PRO FORMA UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

The following unaudited pro forma consolidated financial statements give effect to the reverse acquisition of Motor Sport Country Club, LLC. (“MSCC”) by Victoria Industries, Inc. (“VI” and the “Company”) and are based on estimates and assumptions set forth herein and in the notes to such pro forma statements.

On May 17, 2010, Victoria Industries, Inc. (the “Company”) entered into and closed a membership interest purchase agreement (“Exchange Agreement”) among the Company, Motorsports Country Club LLC, a Colorado limited liability company (“MSCC”) and the unitholders of MSCC (the “MSCC Unitholders”). Pursuant to the terms of the Exchange Agreement, all of the issued and outstanding membership interests of MSCC were exchanged for 20,800,000 shares of the Company’s common stock (the “Exchange”), representing 87.18% of our outstanding shares following the consummation of the transactions contemplated by the Exchange Agreement and the Purchase Agreement (as described below). As a result of the transaction, MSCC became our wholly-owned subsidiary, with MSCC’s former unitholders acquiring a majority of the outstanding shares of our common stock.

Pursuant to the Agreement, the Company acquired all of the issued and outstanding membership interests of MSCC from MSCC’s members in exchange for 20,800,000 shares of the Company’s shares of common stock.

In connection with the Agreement, on April 9, 2010, Thor United Corporation and Berkshire International Finance, Inc. (the “Sellers”), the Company, MSCC and Jody M. Walker, Attorney at Law (“Stock Escrow Agent”) entered into that certain stock escrow agreement and agreement to cancel shares (“Escrow Agreement”) pursuant to which upon consummation of the Agreement, the Sellers returned for cancellation 7,499,991 shares of common stock of the Company.

On April 9, 2010, Sellers and Working Capital, LLC and Stephan Mueller (collectively, the “Purchasers”) entered into an Amended and Restated Common Stock Purchase Agreement (the “Purchase Agreement”) pursuant to which the Sellers sold 2,300,000 shares of common stock of the Company to the Purchasers in a private sale for $345,000.   The transactions contemplated by the Agreement closed on May 12, 2010. The Agreement amends and restates a common stock purchase agreement entered into between the Sellers and Purchasers on or about March 5, 2010.

As set forth under “Agreement” above, upon consummation of the Agreement, the Sellers returned for cancellation 7,499,991 shares of common stock of the Company.

This transaction is being accounted for as a reverse acquisition and a recapitalization.  MSCC is the acquirer for accounting purposes.

The following unaudited pro forma consolidated statement of operations for the three months ended March 31, 2010 and for the year ended December 31, 2009 gives effect to the above as if the transactions had occurred at the beginning of the period.  The unaudited pro forma consolidated balance sheet at March 31, 2010 assumes the effects of the above as if this transaction had occurred as of April 1, 2009.

VICTORIA INDUSTRIES, INC.
PRO FORMA UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

The unaudited pro forma consolidated financial statements are based upon, and should be read in conjunctions with VI’s audited financial statements as of and for the year ended December 31, 2009 and the historical financial statements of MSCC for the years ended December 31, 2009 and 2008 and for the three months ended March 31, 2010.

The unaudited pro forma consolidated financial statements and notes thereto contained forward-looking statements that involve risks and uncertainties.  Therefore, our actual results may vary materially from those discussed herein.  The unaudited pro forma consolidated financial statements do not purport to be indicative of the results that would have been reported had such events actually occurred on the dates specified, nor is it indicative our future results.

VICTORIA INDUSTRIES, INC.
UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
March 31, 2010

	Historical
	VI	MSCC	Adjustments		Consolidated

ASSETS

Current Assets
Cash	$-	$73,429	$-		$73,429

Total current assets	-	73,429	-		73,429

TOTAL ASSETS	$-	$73,429	$-		$73,429

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
Accounts payable	$7,861	$3,451	$-		$11,312
Due to related parties	93,885	-	(93,885)	D	-
Promissory note payable	-	-			-

TOTAL LIABILITIES	101,746	3,451	(93,885)		11,312

Common stock	10,559	-	(7,500)	B	23,859
			20,800	C

Additional paid-in capital	1,805,745	468,211	(1,914,550)	A	439,991
			7,500	B
			(20,800)	C
			93,885	D

Deficits accumulated during the development	(1,918,050)	(398,233)	1,914,550	A	(401,733)
stage

TOTAL STOCKHOLDERS' DEFICIT	(101,746)	69,978	93,885		62,117

TOTAL LIABILITIES & STOCKHOLDERS'
EQUITY	$-	$73,429	$-		$73,429

VICTORIA INDUSTRIES, INC.
UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
For the Three Months Ended March 31, 2010

	Historical
	VI	MSCC	Adjustment	Consolidated

Revenues, net	$-	$-	$-	$-

Expenses
General and administration	3,500	148,642	-	152,142
Depreciation and amortization expense	-	-		-
Interest expense (income)	-	(27)	-	(27)

Total expenses	3,500	148,615	-	152,115

Net loss before provision for
income taxes	$(3,500)	$(148,615)	$-	$(152,115)

Loss per share, basic and diluted	$(0.00)	$-		$(0.01)

Weighted average number of shares outstanding	10,558,836	0		23,858,845

VICTORIA INDUSTRIES, INC.
NOTES TO UNAUDITED PRO FORMA
CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2009 AND FOR THE
THREE MONTHS ENDED MARCH 31, 2010

  NOTE A –                   ACCOUNTING TREATMENT APPLIED AS A RESULT OF THIS TRANSACTION

The transaction is being accounted for as reverse acquisition and recapitalization.  MSCC is the acquirer for accounting purposes.  VI is the issuer.  Accordingly, MSCC’s historical financial statements for periods prior to the acquisition become those of the acquirer retroactively restated for the equivalent number of shares received in the transaction.  The accumulated deficit of MSCC is carried forward after the acquisition.  Operations prior to the transactions are those of MSCC.  Earnings per share for the period prior to the transaction are restated to reflect the equivalent number of shares outstanding.

NOTE B –                     ADJUSTMENT

(a)	To eliminate VI’s historical expenses to reflect reverse acquisition and a recapitalization treatment.

(b)	To reflect the cancellation of 7,499,991 common shares of VI dated April 9, 2010. Such shares have been cancelled and returned to the authorized but unissued shares of VI.

(c)
To record the sale of 20,800,000 common shares to the member of MSCC in exchange for 100% of their membership interest in MSCC for $345,000. This transaction was off balance sheet as the cash came from third parties.

(d)	To offset amounts due related parties against additional paid-in capital.

NOTE C –                     PRO FORMA WEIGHTED AVERAGES SHARES OUTSTANDING

Pro forma shares outstanding assuming the transaction occurred as of March 31, 2010:

VI Shares Outstanding	10,558,836
Shares issued in exchange of membership interests 20,800,000
Cancellation of shares	(7,499,991)

Pro forma shares outstanding	23,858,845